UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2016 (April 29, 2016)

Anchor BanCorp Wisconsin Inc.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	001-34955	39-1726871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin		57303
(Address of Principal Executive Office)		(Zip Code)

608-252-8700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On April 29, 2016, Anchor BanCorp Wisconsin Inc. (“Anchor”) held a special meeting (the “Special Meeting”) of the holders of its common stock (the “Stockholders”) in connection with its proposed acquisition by Old National Bancorp (“Old National”). All proposals considered and voted on by Stockholders at the Special Meeting were approved. The following summarizes each of the proposals and the voting results thereon:

I. Approval of the Adoption of the Agreement and Plan of Merger

On January 11, 2016, Anchor entered into an Agreement and Plan of Merger with Old National (the “Merger Agreement”), pursuant to which Anchor will merge with and into Old National (the “Merger”). At the Special Meeting, Stockholders voted to approve the adoption of the Merger Agreement.

The table below details the voting results for this proposal.

Votes For	Votes Against	Abstain	Broker Non-Votes
7,746,616	2,010	138,082	—

II. Advisory Vote to Approve Merger-Related Compensation

At the Special Meeting, Stockholders voted to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to Anchor’s named executive officers that is based on or otherwise relates to completion of the Merger.

The table below details the voting results for this proposal.

Votes For	Votes Against	Abstain	Broker Non-Votes
7,146,088	598,046	142,574	—

In connection with the Special Meeting, Anchor also solicited proxies with respect to a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes to approve Proposal I at the time of the Special Meeting. Because the Stockholders approved the adoption of the Merger Agreement, as noted above, the proposal was not brought forward for a vote at the Special Meeting.

Item 8.01	Other Events.

In connection with the completion of the Special Meeting disclosed under Item 5.07 of this Report, on April 29, 2016, Anchor issued a press release announcing that, at the Special Meeting, the Stockholders voted to approve the Merger. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated April 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin Inc.

Date: April 29, 2016	By:	/s/ Mark D. Timmerman
Mark D. Timmerman Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 29, 2016.